UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No.   )

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OFFICE DEPOT, INC.
(Name of Registrant as Specified in its Charter)
Levitt Corporation Woodbridge Equity Fund LLLP Mark Begelman Martin E. Hanaka
(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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The following is the text of a press release issued on April 17, 2008 by Woodbridge Equity Fund LLLP and Levitt Corporation.

FOR IMMEDIATE DISTRIBUTION

Woodbridge Determines Not to Nominate Candidates for Election to Office Depot Board
Urges Shareholders to Withhold Votes from Company Nominees

FORT LAUDERDALE, FL – April 17, 2008 – Woodbridge Equity Fund LLLP and Levitt Corporation (NYSE: LEV), together “Woodbridge,” today announced that they no longer intend to nominate candidates for election to the board of directors of Office Depot (NYSE: ODP) at the Company’s upcoming annual meeting on April 23, 2008.  Woodbridge also urges Office Depot shareholders to withhold votes from the Company’s nominees.

Alan B. Levan, President of Woodbridge Capital Corporation, the General Partner of Woodbridge Equity Fund LLLP, commented:  “Our objective in waging this proxy fight was to provide a strong wake-up call to Office Depot’s board and management team that the current governance, oversight and overall performance of the Company are unacceptable and that steps must be taken to increase shareholder value.  We believe we have been successful in delivering that message, as well as drawing attention and scrutiny to the unacceptable performance of Office Depot.

“As Office Depot shareholders, we hope that the board and management take the necessary steps to deliver value for all shareholders.  Since we are withdrawing our nominees, we recommend all shareholders withhold their votes for the Office Depot directors in order to send the strongest message possible to this management team and board that Office Depot’s performance, left unchanged, is unacceptable,” continued Mr. Levan.

In making its determination not to proceed with the nominations, Woodbridge took into account the fact that the proxy advisory firms have expressed strong reservations about the performance of the current board and management.  Accordingly, the proxy advisory firms have recommended that shareholders either withhold votes, or suggested that in the absence of the proxy contest they would have recommended that shareholders withhold votes, from a significant number of the Company’s nominees.  Our decision will make it easier for Office Depot shareholders to express their dissatisfaction with the current Office Depot board by withholding their votes from the Company’s nominees and Woodbridge urges all Office Depot Shareholders to do so.

“Rather than continue this costly battle we have decided not to propose our candidates for election at the meeting.  However, we hope that Office Depot’s board and management heed our call for action, as well as the calls for change delivered by the proxy advisory firms,” continued Mr. Levan.

Woodbridge’s withdrawal does not change the fact that the Company continues to perform poorly, as most recently evidenced by Standard & Poor's decision to lower Office Depot’s debt rating to junk bond status.  In fact, each proxy advisory firm echoed Woodbridge’s criticisms of Office Depot and the need for change:

RiskMetrics Group’s ISS Governance Services (“ISS”):1
➢
“The decline in the company’s stock price is substantially greater than that witnessed by its peers.  The rapid deterioration in the company’s stock price has adversely impacted Total Shareholder Return (“TSR”) despite approx. $2 billion in share repurchases from FY2005 to FY2007.  We note that ODP underperformed all its peers in terms of 1-year, 3-year and 5-year total shareholder returns (TSR) for the period ending March 31, 2008.…”

➢
“While it is difficult to ascertain the exact impact of the Florida and California markets on the financials, we note that 24.8% of ODP and 19.0% of SPLS U.S. based stores are in California and Florida.   Though both ODP and SPLS have relatively significant exposure to the two states, SPLS’ SSS[2] and margins were not as significantly affected by the regional dynamics as ODP was.”

➢
“We note that ODP’s current strategic initiatives, announced in response to the deterioration in 2HFY2007 performance, seem to address similar issues that have affected the company since 2005.  This, we believe, lends credibility to the dissidents’ concern that some of the underlying issues facing the company have yet to be fully resolved.”

➢	“Hence, a comparison of the issues facing the company in 2005 with those that it aims to resolve now indicates that the company has been affected by similar issues for a considerable time.”
➢
“…we believe the dissidents have met the burden of proof that change is warranted at the company, and Mr. Begelman and Mr. Hanaka have relevant industry experience… we believe that the dissidents have made a valid case for greater management oversight.…”

PROXY Governance:3
➢
“According to PROXY Governance's performance analysis, the company has underperformed peers over the past five years; the company ranks at the 40th percentile relative to the S&P 1500 compared to peers at the 46th percentile, and is declining relative to peers at a rate of 3 percentile points per year.”

➢
“The average three-year compensation paid to the CEO is 243% above the median paid to CEOs at peer companies and the average three-year compensation paid to the other named executives is 3% below the median paid to executives at peer companies.”

➢	“We have concerns regarding the company's CEO compensation, which is high compared to peers and given the company's financial performance relative to peers.”
➢
“While we recognize that part of the award is directly related to strong 2006 performance and the remainder is structured as a retention package with a strong performance basis, we would not expect to see these levels of compensation going forward, particularly without correspondingly strong shareholder returns.”

➢
“A 67% loss in share value over just nine months is undeniably striking. If Odland’s execution on his retailing initiatives cannot claw back a meaningful portion of those losses, the board may well be required – as we believe both the board and the CEO are keenly aware – to take other actions or face a more substantial challenge at the next annual meeting.”

Glass Lewis & Co.4
➢
“We note that, since mid-2007, the Company’s market value has declined by approximately 64.4%.  Though the broader industry has been impacted by the same macro conditions effecting Office Depot, we note that its shares underperformed the S&P 500 Special Retail Index by more than 50.0% during the same period.  For the period between July 2007 and April 2008, the S&P 500 Specialty Retail Index declined approximately 25.0% while the Company’s shares fell approximately 60.0%”

➢
“In light of the Company’s performance troubles in the second half of 2007, we are concerned that the Company paid bonuses to Mr. Odland of $10.0 million in addition to $7.0 million in long term equity grants in 2007.  Further, we are hard pressed to understand the compensation committee’s rationale for its $5.0 million long term equity grant to Mr. Odland in 2008.  We note that Office Depot received an F grade in the Glass Lewis’ Pay-for-Performance model for 2007.”

➢	“It is clear that Office Depot is struggling and, in our opinion, the Dissident has raised a number of valid concerns.”
➢
"…the directors of Office Depot should consider themselves to have been put on notice.  In the absence of the Woodbridge’s contest, given the above mentioned audit and compensation committee issues with Office Depot, Glass Lewis would recommend that shareholders withhold support from a majority of the directors on the current board.… Though the board may get an unearned passed here, time will tell whether its directors proactively address the Company’s issues and effect positive change for shareholders.  If that does not occur, investors should not be surprised to see further shareholder activism at the Company.”

“While Woodbridge was criticized by many of the proxy governance firms for not offering an operating plan, it is our firm contention that the right management team must orchestrate and execute their own operating plan.  It is the board’s responsibility to provide guidance and oversight and hold management responsible for execution in a timely manner,” said Mr. Levan.  “It was and still is Woodbridge’s recommendation that Office Depot form an independent board ‘Strategic Planning Committee’ as well as a board ‘Operating Committee’ that has greater oversight and holds management accountable for their actions.”

Under Office Depot’s Bylaws, the election will no longer be a contested election and the directors should be elected by a majority voting standard in accordance with the terms of the Company’s Bylaws.

______________________________

[1] Permission to excerpt was neither sought nor obtained.
[2] Same store sales.
[3] Permission to excerpt was neither sought nor obtained.
[4] Permission to excerpt was neither sought nor obtained.

IMPORTANT NOTICE

If you voted on a Gold proxy card or submitted a Gold voting instruction form to your bank or broker, your card will be voted in accordance with your instructions; provided, that your shares will not be voted for the election of Mark Begelman or Martin Hanaka because Woodbridge will not be nominating them or any substitute nominees for election at the annual meeting.  For example, if you voted on the Gold proxy card or Gold voting instruction form in favor of the election of the ten Office Depot nominees other than Steve Odland or David Fuente, your shares will be voted in favor of the election of those ten nominees and in accordance with your instructions with respect to the approval of the 2008 Office Depot, Inc. Bonus Plan for Executive Management Employees and the ratification of the selection of Deloitte & Touche LLP as the Company's independent registered public accounting firm for the year 2008.  If you voted to withhold your vote from one or more of the Office Depot’s ten nominees other than Steve Odland and David Fuente, your shares will be voted accordingly.

If you submitted a Gold proxy card or Gold voting instruction form you may change your vote by submitting the Company’s White proxy card in accordance with the instructions in Office Depot’s proxy statement or by submitting a White voting instruction form to your bank or broker.  You may also vote by toll-free telephone or Internet in accordance with the instructions contained in Office Depot’s proxy statement.

# # #

Woodbridge Equity Fund LLLP
Woodbridge Capital Corporation, a wholly-owned subsidiary of Levitt Corporation, is the general partner of, and Levitt Corporation is the limited partner of, Woodbridge Equity Fund LLLP.  Woodbridge Equity Fund LLLP is a beneficial owner of Office Depot, Inc. (the “Company”) securities and a participant in the proxy solicitation.

Levitt Corporation
Levitt Corporation, directly and through its wholly-owned subsidiaries, historically has been a real estate development company.  Going forward, Levitt Corporation intends to pursue acquisitions and investments opportunistically within and outside the real estate industry.

Additional Information
Levitt Corporation and Woodbridge Equity Fund LLLP (together, “Woodbridge”), and Mark Begelman and Martin E. Hanaka (together with Woodbridge, the "Proponents") filed a proxy statement with the Securities and Exchange Commission (the “SEC”) on March 27, 2008 containing information about the solicitation of proxies for the 2008 Annual Meeting of the shareholders of the Company.

Investors and security holders of the Company are urged to read the proxy statement because it contains important information.  Detailed information relating to the Proponents and Alan B. Levan, John E. Abdo and Seth Wise, participants in the previous solicitation of proxies from Company shareholders, can be found in the proxy statement filed by the Proponents.  The proxy statement and other relevant documents relating to the solicitation of proxies by the Proponents are available at no charge on the SEC’s website at http://www.sec.gov.  In addition, the Proponents will provide copies of the proxy statement and other relevant documents without charge upon request.  Requests for copies should be directed to the Proponent’s proxy solicitor, Georgeson Inc. at 1-877-651-8856.

Contacts:
Steve Lipin/Nina Devlin
Brunswick Group
212.333.3810

Investors:
Georgeson
877-651-8856